Exhibit 10.58

 Diamond Entertainment Corporation
800 Tucker Lane,
Walnut, California 91789

November 19, 2006

RX for Africa and Rx Africa (Ethiopia) P.L.C.

LETTER OF INTENT

This letter of intent sets forth an outline whereby the following acquisition of RX for Africa (“Private Company”) by DMEC Acquisition Inc., (“DMECA”), a New Jersey Corporation and a wholly owned subsidiary of Diamond Entertainment Corporation (“DMEC”), would occur in this order on the closing date with these related transactions:

ASSUMPTIONS:

a.	The acquisition will take the form of a triangular acquisition
b.	The acquisition will be pursuant to New Jersey General Corporations code section 4A:10-5.1, Merger of subsidiary corporation, subsection (1).
c.
bridge loan of $1,150K ($1,000K from Longview and $150K form Alpha Capital AG) to DMEC in the form of two convertible notes of which $850,000 will be loaned by DMEC to Rx Africa (Ethiopia) P.L.C upon execution of this LOI.

A second traunch of $1,150k ($1,000K from Longview and $150K form Alpha Capital AG) will be funded to DMEC also in the form of two convertible notes upon the the first event to occur of (i) the actual effectiveness of the Registration Statement as defined in Section 11.1(iv) hereunder, or (ii) the delivery by the Company on or before January 31, 2007 of certified consolidated financial statements of the Company and all entities which are or will be direct or indirect subsidiaries of the Company after the closing of the transaction and upon the signing of a definitive merger agreement.

The terms of the loan Rx Africa (Ethiopia) P.L.C will be principal due upon closing the cquisition plus 14% interest per Annum, payable inkind (net effect is that the loan balance would ero out on an intercompany basis).

d.	security interest in Rx Africa (Ethiopia) P.L.C. assets on behalf of the investor will be issued.

STEPS:

1.	The BOD’s for DMECA approve the acquisition of RX for Africa.
2.	Rx of Africa acquires Rx Africa (Ethiopia) P.L.C.
3.	DMECA will acquire 100% of RX for Africa in exchange approximately 85% of DMEC’s stock.
3.	An 8K is filed disclosing the acquisition by DMECA. Audited financials for RX for Africa (including Rx Africa (Ethiopia) P.L.C.) will need to be submitted within 71 days of the date of this letter.
4.	DMEC files a 14C proxy to approve a change in the name of DMEC to RX for Africa plus any other corporate business.

Additional Information:

PRE-ACQUISITION CAPITALIZATION

DMEC:  Immediately prior to the acquisition, DMEC will have 800,000,000 issued and authorized shares outstanding. Subsequent to a 30 to 1 reverse split, 26,666,667 shares will be issued and outstanding.

Letter of Intent

November 19, 2006

POST-ACQUISITION CAPITALIZATION

DMECA will acquire 100% of RX for Africa in exchange for eighty five percent (85%) of the issued and outstanding shares of DMEC Common Stock (post reverse split), calculated as follows:

1.	Current Outstanding Shares:	26,666,667 fully diluted
2.	Shares issued to RX for Africa:	151,111,113 shares.
3.	Total Post Acquisition Shares:	177,777,780 Shares

ADDITIONAL TERMS

Board of Directors	Upon closing the current Board of Directors of DMEC will resign except for James Lu. James Lu will subsequently appoint a new director.

Legal	RX for Africa / DMEC shall each be responsible for their own pre-Acquisition fees, including legal, accounting, and any regulatory fees.

Acquisition
Agreement
The parties shall use their best efforts to consummate the Acquisition pursuant to an Acquisition Agreement which shall contain among other hings, appropriate representations and warranties of each company and their respective principal shareholders

Due Diligence
Authorization
Each party shall have the right to conduct a legal and financial audit of the other party prior to the Merger. All such due diligence shall be satisfactory to each party in its sole discretion as a condition to the consummation of the Merger. Consummation of the Merger shall be further subject to approval by the shareholders and Board of Directors of each party.

Limitations on
Further Discussions
For a period of forty five (45) days after the acceptance of this Term Sheet, to induce Client Corp. (Rx for Africa), to proceed with their due diligence of DMEC, DMEC agrees that it shall not discuss or enter into any agreements with any other person with respect to financing or any potential merger of DMEC with another party.

Pre and Concurrent Acquisition Conditions:

1.      RX for Africa acquires Rx Africa (Ethiopia) P.L.C.

2.      Rx Africa (Ethiopia) P.L.C. has audited financial statements within 71 days.

Letter of Intent

November 15, 2006

SIGNATURES

Agreed and accepted this ____ day of November, 2006

Diamond Entertainment Corporation

By:	/s/ James Lu
President

DMECA

By:	/s/ James Lu
President

Rx for Africa / Rx Africa (Ethiopia) P.L.C

By:        ______________________________
               President